UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 20, 2004

THE SHERWIN-WILLIAMS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-04851	34-0526850

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Prospect Avenue, N.W., Cleveland, Ohio 44115

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:	(216) 566-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

     On October 20, 2004, the Compensation and Management Development Committee of the Board of Directors of The Sherwin-Williams Company approved certain changes to the compensation payable to Sherwin-Williams’ non-employee directors. Effective January 1, 2005, the cash compensation payable to Sherwin-Williams’ non-employee directors will be as follows:

•	An annual cash retainer of $60,000;

•	An additional annual cash retainer of $10,000 for the chair of the Audit Committee;

•	An additional annual cash retainer of $7,500 for the chair of the Compensation and Management Development Committee;

•	An additional annual cash retainer of $5,000 for the chair of the Nominating and Corporate Governance Committee; and

•	A meeting fee of $1,750 for each Board or Committee meeting attended in excess of seven meetings during a calendar year. For purposes of calculating the number of meetings during a calendar year, any Board and Committee meetings held on the same date shall constitute one meeting.

     All retainer amounts will be payable in quarterly installments in advance. All meeting fees will be payable on the date of the meeting.

     In addition, non-employee directors will receive an annual grant of restricted stock valued at approximately $60,000 at the time of the grant pursuant to The Sherwin-Williams Company 1997 Stock Plan for Nonemployee Directors. A copy of the Form of Restricted Stock Grant under The Sherwin-Williams Company 1997 Stock Plan for Nonemployee Directors was filed as Exhibit 10(a) to Sherwin-Williams’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHERWIN-WILLIAMS COMPANY
November 30, 2004	By:	/s/ L.E. Stellato

L.E. Stellato Vice President, General Counsel and Secretary

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